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                                                                   Exhibit 21.01
                          SUBSIDIARIES OF ATMI, INC.



ADCS-Korea Co., Ltd.
Advanced Delivery & Chemical Systems Holdings, LLC
Advanced Delivery & Chemical Systems, Ltd.
Advanced Delivery & Chemical Systems Manager, Inc.
Advanced Delivery & Chemical Systems Nevada, Inc.
Advanced Delivery & Chemical Systems Operating, LLC
Advanced Technology Materials, Inc.
Advanced Technology Materials FSC Inc.
ATMI EcoSys Corporation
Epitronics Corporation
Hypernex, Inc.
Lawrence Semiconductor Laboratories, Inc.
Lawrence Semiconductor Laboratories Marketing and Sales, Inc.